UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2007

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1 Oak Park Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-271-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 29, 2007, Cambridge Heart, Inc. (the “Company”) entered into a Voting Agreement with Robert P. Khederian, the Company’s Chairman of the Board of Directors and Interim President and Chief Executive Officer. The Voting Agreement was executed by the parties in connection with the election by the Board of two new directors of the Company who qualify as independent directors under the Nasdaq Marketplace Rules.

The Certificate of Designations of the Preferred Stock of Cambridge Heart, Inc. to be Designated Series A Convertible Preferred Stock (the “Series A Certificate of Designations”) provides that the holders of Series A Convertible Preferred Stock (the “Series A Stock”), voting as a separate class, are entitled to elect up to four members of the Board and that at such time the total number of directors may not exceed nine. There are currently no shares of Series A Stock outstanding. There are, however, warrants to purchase an aggregate of 115,383 shares of Series A Stock (“Series A Warrants”) currently outstanding. Mr. Khederian is the holder of record of 78,054 Series A Warrants, representing approximately 66.7% of the outstanding Series A Warrants.

Under the Voting Agreement, Mr. Khederian agreed to hold and not transfer or otherwise dispose of any of the Series A Warrants registered in his name or any shares of Series A Stock that he may acquire upon exercise of his Series A Warrants if, as a result of such transfer or disposition, he will not hold a majority of the Series A Stock (assuming the exercise of all outstanding Series A Warrants). Mr. Khederian also agreed that upon the request of the Board we would exercise that number of Series A Warrants so that he holds at least a majority of the shares of Series A Stock then outstanding and entitled to vote. Mr. Khederian further agreed to vote all of his shares of Series A Stock so as to elect up to two individuals that are nominated or recommended for election as Series A Stock directors by a majority of the Board, provided the Board has determined that such individuals qualify as independent directors under the Nasdaq Marketplace Rules then in effect.

The Voting Agreement will terminate on the earliest of the following dates: (i) the date as of which there are no shares of Series A Stock or Series A Warrants outstanding; (ii) the date as of which the Certificate of Incorporation (including the Series A Certificate of Designations) has been amended so that holders of Series A Stock are no longer entitled, voting as a separate class, to elect any members of the Board; and (iii) the date as of which the Company and Mr. Khederian agree to terminate the Voting Agreement with the approval of a majority of the Board.

The Company intends to file the Voting Agreement as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2007.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 29, 2007, the Board voted to expand the number of directors of the Company from five directors to seven directors. In connection with the expansion of the number of directors, the Board elected John F. McGuire and Keith M. Serzen as Class III directors to serve until the annual meeting of the stockholders of the Company to be held in 2008 and until each of their respective successors is duly elected and qualified. The Board has determined that Messrs. McGuire and Serzen qualify as independent directors under the Nasdaq Marketplace Rules.

In connection with their appointment as directors of the Company, Messrs. McGuire and Serzen will be entitled to receive the standard fees in connection with meetings of the Board and the $15,000 annual retainer generally received by non-employee directors of the Company. Further, in connection with their election to the Board on October 29, 2007, each of Messrs. McGuire and Serzen were granted a stock option to purchase 100,000 shares of the Company’s common stock at an exercise price of $2.40 per share, the closing price of the Company’s common stock on the date of grant. The option shares become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: November 2, 2007	By:	/s/ Vincenzo LiCausi
Chief Financial Officer